EX-10.1 Herdler agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on April 10, 2019 with an Effective Date as defined below, by and between StoneMor GP LLC, a Delaware limited liability company (together with its successors and assigns, the “Company”) and the General Partner of StoneMor Partners L.P. (together with its successors and assigns, the “Partnership”), and Garry P. Herdler (the “Executive”).  The Company and Executive are each sometimes referred to herein as “Party,” and both of them, together, are sometimes referred to herein as the “Parties.”

WHEREAS, the Company wishes to engage Executive for the position of Senior Vice President and Chief Financial Officer (“CFO”) of the Company and Executive wishes to accept such employment with the Company, on the terms and conditions set forth in this Agreement, and

WHEREAS, the Company, the Partnership and each of their parents, affiliates, subsidiaries, divisions and related companies and entities, and their respective predecessors, successors and assigns, now existing or hereafter created, are engaged in the deathcare industry and provide a broad scope of products and services through the ownership, development, and operation of cemeteries and funeral homes (the “Business”), and

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the Parties agree as follows:

1.Employment.  The Executive’s employment with the Company as Senior Vice President and CFO shall commence on April 15, 2019 (the “Effective Date”) and shall continue unless terminated by either Party as set forth in Section 6 below.

2.Position.

(a)During his employment, the Executive shall serve as the Senior Vice President and CFO of the Company, and shall have such duties, authority and responsibilities as are customarily associated with such position in similarly sized companies, and such other duties, authority and responsibilities as otherwise determined from time to time by the Chief Executive Officer (“CEO”) or the Board of Directors of the Company (the “Board”) that are not inconsistent with the Executive’s position with the Company.  The Executive shall report directly to the CEO.

(b)During his employment, and excluding any periods of paid time off benefits to which he is entitled, the Executive will devote his full business time and reasonable best efforts to the performance of his duties hereunder and will perform such duties diligently, faithfully and to the best of his abilities and will not engage in any other business, profession, or occupation, for compensation or otherwise, which would conflict with the performance of Executive’s duties, either directly or indirectly, without the prior written consent of the CEO or the Board.  It shall not be deemed a violation of the foregoing for the Executive to: (i) act or serve as an unpaid director, trustee or committee member of any civic or charitable organization; (ii) manage his personal, financial and legal affairs, including passive investments of not more than 5% of other public companies; or (iii) serve as a director of an organization that is not a civic or charitable organization with the prior consent of the CEO or Board, which consent shall not be unreasonably withheld, in each instance so long as such activities individually or in the aggregate do not conflict with the performance of Executive’s duties, either directly or indirectly, or create a business or fiduciary conflict or otherwise violate this Agreement.  The activities on Exhibit A are hereby approved under this Section 2(b), subject to Executive’s compliance with the requirements of this Section 2(b).

(c)The Executive shall be principally based in the Company’s Trevose, Pennsylvania office.  The Executive acknowledges and agrees that the Executive’s duties hereunder from time to time will include, without limitation, reasonable travel, including travel to locations within and outside of the United States, to attend meetings and other functions as the performance of the Executive’s duties hereunder may require.

(d)To the extent Executive is appointed to any officer or board position of the Company or of any related or affiliated entity, Executive agrees that upon termination of Executive’s employment with the Company, regardless of the reason, Executive will immediately resign such position(s) if the Board requests that he do so.

(e)Executive affirms that he is not subject to any agreement with his current and/or any prior employer which would interfere with his ability to perform the duties under this Agreement.  Executive affirms that he will not disclose to or use for the benefit of the Company any confidential and/or proprietary information which he acquired in the course of his employment with his current or any prior employer, regardless of whether there is an agreement with his current or any prior employer protecting such confidential and/or proprietary information.

3.Compensation.

(a)Base Salary.  During his employment under this Agreement, the Company shall pay the Executive base salary, subject to annual review by the Board (such base salary, as so adjusted in accordance with the normal annual review practices for senior executives of the Company, the “Base Salary”), at the annualized rate of Four Hundred Fifty Thousand Dollars ($450,000.00), payable in accordance with the Company’s usual payroll practices but not less frequently than monthly.  Any decrease in the Executive’s Base Salary shall be made only if the Company contemporaneously and proportionately decreases the base salaries of all senior executives of the Company.

(b)Bonus.

(i)During his employment under this Agreement, Executive shall be entitled to receive an annual incentive cash bonus for each calendar year of the Company (the “Bonus”), subject only to the provisions of this Section 3(b)(i).  The Bonus for each calendar year shall be set at a target of seventy-five percent (75%) of the Executive’s Base Salary during the applicable calendar year (provided that Executive’s Bonus for 2019 will not be prorated based on the number of calendar days between the Effective Date and December 31, 2019, but shall be calculated as if Executive were employed for all of 2019), and shall be based on specific, individual and Company goals set by the Compensation Committee of the Board (“Compensation Committee”) in consultation with the Executive, and communicated to the Executive no later than January 31st of each calendar year; however, with respect to the 2019 calendar year Bonus, the individual and Company goals shall be communicated to the Executive promptly following the Effective Date.  Notwithstanding the foregoing, the Bonus paid to Executive for calendar year 2019 shall not be less than $202,500 (less any taxes and other applicable withholdings), and such minimum amount shall be earned and due to be paid as employment income in three equal installments on July 1, September 1 and December 1 of 2019; provided, that in order to receive each of the foregoing installment payments, Executive must be employed by the Company on the applicable installment payment date, except as provided in Section 6(d) below.  Except as set forth in the immediately preceding sentence or in Section 6(d) below, Executive shall not be eligible for any Bonus if he is not employed on the last day of the calendar year to which the Bonus relates.

(ii)Except for earlier required payment of the minimum Bonus amounts for calendar year 2019 as set forth above, any Bonus amounts payable under this Agreement, including any Bonus for calendar year 2019 in excess of the minimum Bonus for calendar year 2019, shall be paid no later than March 15th of the year following the year with respect to which the Bonus was earned and shall be less any taxes and other applicable withholdings.

(c)Equity Grant.  Within thirty (30) days of the Effective Date, the Executive shall be awarded a grant of Two Hundred Seventy-Five Thousand (275,000) restricted common LP units in the Partnership (the “Restricted Units”) under the StoneMor Partners L.P. Amended and Restated 2019 Long Term Incentive Plan and any successor plan thereto (the “LTIP”) which shall vest in equal quarterly installments over a four year period, commencing as of the Effective Date, have rights to distributions consistent with fully vested common LP units in the Partnership and be subject to such other terms and conditions set forth in the grant agreement attached hereto as Exhibit B.

(d)Long Term Incentive Plan.  During his employment under this Agreement, the Executive shall be entitled to participate in the LTIP for the 2020 calendar year and each calendar year thereafter, to the extent that the Company offers the LTIP to any senior executive of the Company.  The Executive’s participation in the LTIPin the 2020 calendar year and in any future calendar years, if Executive is so entitled, shall be in an annual amount equal to seventy-five percent (75%) of the Executive’s Base Salary, with 50% of such annual amount vesting in equal annual installments over three years and 50% of the annual amount vesting based upon attainment of performance goals as determined by the Compensation Committee in consultation with the Executive and as set forth in the form of grant agreement attached hereto as Exhibit C.  The number of units awarded will be based on the Fair Market Value (as defined in the LTIP) of the units on the date of the award.

(e)Change of Control.  In the event of a “Change of Control” (as defined in the LTIP as in effect on the date hereof), all outstanding equity based interests granted to the Executive by the Company that are subject to time-based vesting provisions and that are not fully vested

(including, but not limited to, the Restricted Units and any other awards under the LTIP to the extent subject to time-based vesting as set forth above) shall become fully vested as of the date of such Change of Control.  For the avoidance of doubt, the Parties specifically agree that there shall be no acceleration upon consummation of the transactions contemplated by the Merger and Reorganization Agreement by and among StoneMor Partners L.P., StoneMor GP Holdings LLC, StoneMor GP LLC and Hans Merger Sub, LLC, dated as of September 27, 2018.

(f)Supplemental D&O Coverage.  The Company shall reimburse Executive for the cost of a supplemental directors’ and officers’ insurance policy providing Executive up to $5,000,000 in aggregate coverage, in a form reasonably acceptable to the Company and Executive.

(g)Attorneys’ Fees for Negotiation of this Agreement.  The Company shall pay up to Ten Thousand Dollars ($10,000.00) in attorneys’ fees incurred by the Executive in connection with the review, negotiation and documentation of this Agreement, upon presentation of appropriate receipts for such fees.

4.Benefits.  Commencing ninety (90) days after the Effective Date and thereafter during his employment under this Agreement, the Executive shall be entitled to participate in the Company’s health, life insurance, disability, dental, retirement, savings, flexible spending accounts and other employee benefit and fringe benefit plans, programs and arrangements, if any, on the same basis as benefits are generally made available to other employees of the Company.  The Company shall reimburse the Executive for health and dental insurance costs covering the ninety (90) day period commencing on the Effective Date.  The Executive shall be entitled to four (4) weeks paid vacation per calendar year in accordance with the Company’s policy, pro-rated for the first calendar year.

5.Business Expenses.  During his employment under this Agreement, Executive shall be eligible to be reimbursed for reasonable and documented business expenses incurred by the Executive in the performance of his duties hereunder in accordance with Company policies on expense reimbursement in effect from time to time and consistent with the Company’s policies.

6.Post-Termination Payments and Benefits.

(a)The Company may, on written notice to the Executive, terminate the Executive’s employment under this Agreement at any time and for any or no reason.

(b)Executive may terminate Executive’s employment under this Agreement at any time upon thirty (30) days’ written notice by the Executive to the Company, which the Company may waive in whole or in part, in its sole discretion, by paying Executive his Base Salary for such thirty (30) day notice period and the Company may accelerate the effective date of Executive’s termination; provided, however, that the Executive may also terminate his employment under this Agreement for Good Reason as provided below.  The Executive’s employment under this Agreement shall also terminate upon determination of Disability as provided below or automatically upon his Death.

(c)On any termination of Executive’s employment under this Agreement, regardless of the reason for the termination of Executive’s employment, whether by Executive or the Company, whether for Cause or not, whether or not due to Executive’s death or Disability, the

Executive shall be entitled to: (i) prompt payment of any Base Salary earned but not paid through the Termination Date in accordance with the Company’s payroll practices; (ii) prompt reimbursement of any expenses for which the Executive is entitled to be reimbursed pursuant to Section 5 above, but for which he has not yet been reimbursed; (iii) any vested accrued benefits under the Company’s written employee benefit plans and programs in accordance with the terms of such plans and programs, as accrued through the Termination Date; (iv) vested equity in the Company or the Partnership, including, but not limited to, the Restricted Units and any LTIP participation, that have vested but had not been distributed to him prior to the Termination Date; (v) any bonus or other incentive (or portion thereof) for any completed calendar year that has been earned by the Executive, but has not been received by him prior to Termination Date; (vi) to the extent that the Restricted Units were not granted prior to the Termination Date, the Restricted Units that would have been vested as of the Termination Date in accordance with the vesting terms set forth in Section 3(c) above; (vii) accrued but unused vacation, to the extent Executive is eligible in accordance with Company policy; (viii) any other payment or benefit (other than severance benefits) to which the Executive may be entitled under the applicable terms of any written plan, program, policy, agreement, or corporate governance document of the Company, the Partnership or any of their successors or assigns (together, the “Accrued Obligations”).  The Accrued Obligations shall be paid as soon as practicable after the date of termination or such later date as they become due.   For purposes of this Agreement, “Termination Date” shall mean the date that the Executive’s employment under this Agreement terminates.

(d)In addition to the Accrued Obligations, if the Executive’s employment is terminated by the Company without Cause and not for Death or Disability, or if the Executive terminates his employment for Good Reason, and provided that Executive complies with Section 6(h) below (Release), Executive shall be entitled to Severance Benefits, which shall consist of: (i) payment of an amount equal to the total annual equivalent amount of Executive’s Base Salary as of the Termination Date, paid in a lump sum on the sixtieth (60th) day following the Termination Date; (ii) any unpaid minimum Bonus for calendar year 2019 as set forth in Section 3(b) above, paid in a lump sum on the sixtieth (60th) day following the Termination Date; and (iii) a prorated amount of any Bonus relating to the calendar year in which Executive’s employment terminates, based on the number of days Executive is employed by the Company during such calendar year divided by three hundred sixty-five (365), subject to achievement of the goals established for the applicable calendar year and paid at such time as bonuses for the applicable calendar year are paid to other senior executives of the Company.

(e)For purposes of this Agreement, “Cause” shall mean the Board’s determination that Executive engaged in one or more of the following:

(i)Executive’s willful misconduct or gross negligence in the performance of Executive’s duties and responsibilities to the Company or its assigns or affiliates;

(ii)Executive’s performance of any material act of fraud, theft, professional misconduct, dishonesty, or breach of trust;

(iii)Executive’s indictment for, conviction of or plea of guilty or nolo contendere to, a felony (other than traffic offenses) or of any crime involving fraud, embezzlement, theft, or moral turpitude;

(iv)Executive’s breach of any fiduciary duty owed to the Company;

(v)Executive’s willful and repeated failure to perform lawful directives of the CEO or the Board promptly; or

(vi)The Executive’s material breach of this Agreement or any other agreement with the Company, or the Executive’s material violation of any written policy of the Company.

No termination of Executive’s employment under this Agreement for Cause shall be effective as a termination for Cause unless the following provisions have first been followed.  The Executive shall be given written notice of the intention to terminate Executive’s employment for Cause which will detail the specific Cause event (the “Cause Notice”) and which shall be given no later than ninety (90) days after the Board first learns of such circumstances that constitute the Cause event.  The Executive shall have ten (10) business days after receiving the Cause Notice in which to cure the Cause event (if susceptible to cure) to the reasonable satisfaction of the Board.  Notwithstanding anything to the contrary, the Executive’s right to cure shall not apply if there are habitual or repeated breaches by the Executive.

(f)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express prior written consent, unless all grounds for such termination shall have been fully cured within ten (10) business days after the Executive gives written notice to the Company of such event, such notice which must be given within ninety (90) days after the Executive first learns that such event has occurred:

(i)any material diminution in the Executive’s duties, responsibilities, authority or position as contemplated by Section 2(a) above;

(ii)any change in the reporting structure so that the Executive is required to report to any person other than the CEO;

(iii)any relocation of the Executive’s principal office, or principal place of employment, to a location that is more than fifty (50) miles from Trevose, Pennsylvania or outside the Commonwealth of Pennsylvania;

(iv)any material breach by the Company or the Partnership of their obligations to the Executive under this Agreement; or

(v)any failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets within thirty (30) days after any reconstruction, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction.

No event shall constitute Good Reason unless the Executive terminates his employment under this Agreement within ninety (90) days following the expiration of the cure period applying to such event.

(g)Executive’s employment under this Agreement shall terminate upon ten (10) days’ written notice by the Company to the Executive of a termination due to Disability.  “Disability” shall mean that the Executive (i) is deemed totally and/or permanently disabled for purposes of any disability policy paid for by the Company and at the time in effect or (ii) has been or will be, as determined by the Company, in good faith, unable to perform the essential functions of his position, with or without a reasonable accommodation, for a total (whether consecutive or cumulative) of 183 days in the aggregate (including weekends and holidays) in any rolling 365 day period by reason of a physical or mental incapacity.

(h)Release.

(i)Executive’s entitlement to Severance Benefits in accordance with Section 6(d) above is contingent upon Executive signing (after the Termination Date), and not timely and properly revoking, a Severance Agreement and General Release and Waiver of Claims upon the termination of Executive’s employment, substantially in the form attached hereto as Exhibit D, with such changes that are reasonably recommended by the Company to comply with applicable law.  For the avoidance of doubt, the Executive is entitled to the Accrued Obligations, regardless of whether Executive signs or revokes the Severance Agreement and General Release and Waiver of Claims.

(ii)The Severance Benefits described in Section 6(d) are subject to deductions and withholdings required by applicable law.

(iii)The Severance Benefits described in Section 6(d) are also contingent upon Executive materially complying with and continuing to be in material compliance with Executive’s obligations set forth in Sections 7, 8, 9 and 10 of this Agreement.

7.Company Property.  Executive agrees that all documents, information and equipment of any kind furnished to Executive by the Company and/or by the Partnership, or developed by Executive on behalf of the Company and/or the Partnership, or at the direction or for the use of the Company and/or the Partnership, or otherwise in connection with Executive’s employment hereunder, are and shall remain the sole property of the Company and/or the Partnership, including but not limited to, data, reports, proposals, lists, specifications, drawings, blueprints, sketches, material, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or electronic data.  Upon termination of employment (or earlier, upon request of the Company and/or the Partnership), and as a condition precedent to Executive’s receipt of Severance Benefits under this Agreement, Executive shall return to the Company and/or to the Partnership (or in the case of documents and information delete or destroy if directed to do so by the Company or the Partnership) all such documents, information or property, retaining no copies.

8.Confidential Information.

(a)Without the prior written consent of the Board, except as shall be necessary in the performance of Executive’s assigned duties in good faith and for the Company’s and/or the Partnership’s benefit, or as otherwise provided in this Agreement, the Executive shall not disclose the Confidential Information (as hereinafter defined) to any third party or use the Confidential Information for Executive’s direct or indirect benefit or the direct or indirect benefit of any third party, and Executive shall maintain in strict confidence, both during and after Executive’s employment, the confidentiality of any and all Confidential Information.

(b)For purposes of this Agreement, “Confidential Information” means any information (written, oral or stored in any information storage and/or retrieval medium or device) that the Company and/or the Partnership treats as confidential or proprietary, including, but not limited to, all of the Company’s and the Partnership’s know how, trade secrets, technical processes, designs and design projects, inventions and research projects, pricing and business strategies and policies, operational methods, marketing and/or strategic plans, business studies, business development plans, financial information (including, but not limited, to regarding the budget, compensation strategy, forecasts, analyses, operating budget and indebtedness), information with respect to employees and independent contractors, including, but not limited to, their skills, abilities, assignments, performance, compensation, and benefits, as well as the nature and other terms and conditions of their relationship with the Company and/or the Partnership, customer lists, price lists, contract terms, vendor contract terms, investigations, documents and/or records protected by federal, state and/or local law and other trade secrets, proprietary data or information or confidential data or information not generally known by or readily accessible to the public.  For purposes hereof, “Confidential Information” will not include, and there shall be no obligation hereunder with respect to, (i) information lawfully known by Executive prior to his employment by the Company, or (ii) information that is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of applicable law or the terms of this Agreement.  Executive’s obligations under this Section 8 apply both while Executive is employed under this Agreement and thereafter and survive the termination of this Agreement and the termination of Executive’s employment.

(c)Subject to Section 8(d) below, in the event Executive receives a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential and/or proprietary information which Executive acquired in the course of Executive’s employment (regardless of whether Executive believes the information is Confidential Information as described above), Executive must notify immediately, in writing, the Company.  Executive shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company and/or Partnership time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company and/or Partnership may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto.  If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall be included with the information sent to the Company in accordance with this Section 8(c).

(d)Nothing in this Agreement is intended to or shall be interpreted:  (i) to restrict or otherwise interfere with Executive’s obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with Executive’s right and/or obligation to contact, cooperate with, provide information in confidence to, report possible violations of federal, state or local law, ordinance or regulation--or testify or otherwise participate in any action, investigation or proceeding of--any government agency, entity or commission (including, but not limited to, the EEOC, the Department of Justice, the Securities and Exchange Commission, the Congress and any Agency Inspector General) or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, in connection with which, for the avoidance of doubt, Executive shall be entitled to make reports and disclosures or otherwise take action under this section without prior authorization from or subsequent notification to the Company; (iii) to restrict or otherwise interfere with Executive’s right and/or obligation to disclose any information or produce any documents as is required by law or legal process; (iv) to restrict Executive’s right to disclose documents and information in confidence to any attorney, financial advisor, or tax preparer or other tax professional for purposes of securing professional advice; (v) to restrict Executive’s right to use or disclose documents and information to the extent reasonably necessary in connection with enforcing or defending his legal rights (including, without limitation, in any proceeding or arbitration under Section 11 or 12, below); or (vi) to restrict Executive’s ability to disclose his post-employment restrictions in confidence in connection with any potential new employment or business venture.

(e)In addition, the Defend Trade Secrets Act of 2016 (the “Act”) provides that:  (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Act further provides that:  (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9.Restrictive Covenants.

(a)Non-Solicitation.  Executive agrees that, during Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment, regardless of the reason and whether initiated by Executive or the Company, Executive shall not, for Executive’s own benefit or for the benefit of any third-party, directly or indirectly, in any capacity (as an employee, independent contractor, owner, partner or otherwise) participate in any of the following:

(i)Soliciting, inducing, or encouraging any prospective employee, director, officer, associate, consultant, agent or independent contractor of the Company and/or the Partnership not to establish an employment, contractual or other relationship with the Company and/or the Partnership or any current employee, director officer, associate, consultant, agent or independent contractor of the Company and/or the Partnership to terminate such person’s employment, contractual or other relationship with the Company and/or the Partnership;

(ii)Employing, retaining or engaging (as an employee, independent contractor or otherwise) or inducing or attempting to induce to be employed, retained or engaged, any person who is employed by the Company and/or the Partnership or who was employed by the Company and/or the Partnership at any time during Executive’s employment and/or during the twelve (12) month period immediately following Executive’s termination of employment; or

(iii)Engaging in any act or omission which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company and/or of the Partnership with any Customer, vendor, investor, or supplier of the Company and/or of the Partnership, or otherwise soliciting, inducing or attempting to solicit or induce any such Customer, vendor, investor or supplier not to do business with, cease doing business with, reduce or otherwise limit its business with the Company and/or with the Partnership.  For purposes of this provision, the term “Customer” means any person or entity for whom the Company and/or the Partnership is providing any goods or services or has provided goods or services during the twelve (12) month period immediately preceding Executive’s termination of employment, and any person or entity with whom the Company and/or the Partnership was communicating, at any point during the twelve (12) month period immediately preceding Executive’s termination of employment, to provide goods or services, in any state or marketing area in which the Company and/or the Partnership is doing business, is qualified to do business and/or has sought to qualify to do so.

(b)Non-Compete.  Executive agrees that, during Executive’s employment with the Company and for a period of twelve (12) months after the termination of Executive’s employment with the Company, regardless of the reason and whether initiated by Executive or the Company, Executive shall not, for Executive’s own benefit or for the benefit of any third-party, directly or indirectly, in any capacity (as an employee, independent contractor, owner, partner or otherwise) engage in any business activity, be employed by or otherwise be associated with (as an employee, independent contractor, owner, partner or otherwise) any person or entity, which at the time of Executive’s termination, Competes (as defined below) in any way with the business activities of the Company and/or the Partnership.  The term “Competes” as used in this Section 9(b) shall mean engaging in, either directly or indirectly, any Business of the type or character engaged in or conducted by the Company and/or the Partnership in any state or marketing area in which the Company and/or the Partnership is doing business or is qualified to do business and/or has sought to qualify to do so at the time of the termination of Executive’s employment or at any time during the twenty-four (24) month period prior to the termination of Executive’s employment.  Executive acknowledges that these restrictions on competition are fair because, in the position of Senior Vice President and CFO, Executive will have knowledge of and access to all business practices and information, without limitation to a specific geography, department or customer.  However, this Section 9(b) shall not preclude Executive from owning up to 5% of a publicly traded company.

10.Intellectual Property.

(a)Any and all work, writings, inventions, improvements, concepts, ideas, modifications, methods, discoveries, formula, trade secrets, trademarks, domain names, copyright, know-how, processes, procedures, techniques and the like (all of the above collectively referred to herein as the “Intellectual Property”), whether or not suitable for patent, trademark or copyright, which Executive has made, created, conceived, discovered, enhanced, developed or reduced to practice, either solely or jointly with others, at any time during Executive’s employment with the Company, whether or not during working hours, and whether or not at the request or upon the suggestion of the Company and/or the Partnership, and which (i) relate to the business, work or activities of the Company and/or the Partnership, or (ii) result from or are suggested by the carrying out of Executive’s duties relating to Executive’s employment with the Company or from or by any information that Executive may receive as an employee of the Company, shall be the sole and exclusive property of the Company.  Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all Intellectual Property or intellectual property rights.  Nothing herein shall be construed as a license to Executive by the Company to use any materials protected by copyright, trademark or other intellectual property rights.

(b)With respect to all work or Intellectual Property which qualify as “work(s) made for hire” under 17 U.S.C. §101, Executive and the Company agree by this written instrument that, for the purposes of Title 17 of the United States Code, the Company shall be the “person for whom the work is prepared,” and that, any other written agreement between the Parties notwithstanding, the Company shall be considered the sole author of, and shall own all right, title in and to the copyrights in, such works.  In this respect, all work or Intellectual Property created by Executive within the scope of this Agreement shall be considered a “work made for hire” under the United States copyright law (17 U.S.C. §101 et seq.) and any other laws of the United States or Foreign Countries and made under the course of this Agreement.  Even if any Intellectual Property, work or other intellectual property rights, by operation of law or otherwise, may not be considered a “work made for hire,” Executive agrees to irrevocably assign, and hereby does irrevocably assign to the Company, all right, title and interest in and to any Intellectual Property or work, including all intellectual property rights or proprietary rights arising under any United States or International laws.

(c)Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such Intellectual Property, and agrees to take all such actions as may be requested by the Company at any time and with respect to any such Intellectual Property, to confirm or evidence such assignment, transfer and conveyance.  Furthermore, at any time and from time to time, upon the request of the Company, Executive  shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Intellectual Property, or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright.  The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 10(c).

11.Equitable Relief

(a)The Executive acknowledges and agrees that he will, in his role of Senior Vice President and CFO, have access to, receive, learn, develop and/or conceive information that is confidential and/or proprietary to the Company and/or the Partnership and/or related to all aspects of their Business, including, but not limited to, financials, customers and contracts and will be required to develop, maintain, and/or supervise technology, products and customer relationships and intellectual property that is valuable to the Company and the Partnership and which must be kept in strict confidence to protect the Business and the Company’s and the Partnership’s competitive position in the marketplace and that such information would be useful to the Company and the Partnership’s competitors for indefinite periods of time.  Executive further acknowledges and agrees that the Company and the Partnership would be irreparably harmed by Executive’s subsequent work with, for, or as a competitor of the Company or the Partnership due to the possibility that there would be inadvertent or other disclosures of the confidential and/or proprietary information or that there would be improper interference with its valuable customer relationships and goodwill.  Executive acknowledges and agrees that the provisions of Sections 8, 9 and 10, including the subject matter and temporal and/or geographic scope, are reasonable and necessary to protect the interests of the Company and the Partnership.  If the Executive breaches any of the provisions of Sections 8, 9 and/or 10, the Company shall have the right and remedy, without regard to any other available remedy, to (i) have the provisions specifically enforced by any court of competent jurisdiction, and (ii) have issued an injunction or other equitable relief, including restraining any such breach of the provisions, without posting of a bond (unless a bond is required by law and in which case the Parties shall jointly request a nominal bond); it being agreed that any breach by the Executive of Sections 8, 9 and/or 10 would cause irreparable and material harm, loss, and damage to the Company and/or the Partnership, the amount of which cannot not be readily determined and as to which the Company and/or the Partnership will not have an adequate remedy at law or in damages.

(b)If any court determines that any of the provisions (or parts thereof) of Sections 8, 9 and/or 10 is invalid or unenforceable, then the court making such determination shall have the authority to narrow the provision or part of the provision as necessary to make it enforceable and the provision or part of the provision shall then be enforceable in its/their narrowed form.  In the event that any provision or part of any provision is determined to be legally invalid or unenforceable by any court and cannot be modified to be enforceable, the affected provision or part of such provision shall be stricken, and the remaining provisions or parts of such provisions and its enforceability shall remain unaffected thereby.

(c)Executive agrees and acknowledges that the provisions contained in Sections 8, 9 and 10 do not preclude the Executive from earning a livelihood, nor do they unreasonably impose limitations on the Executive’s ability to earn a living.  In the event that Executive violates any of the covenants in Section 9 and the Company commences legal action for injunctive or other equitable relief, the Company shall have the benefit of the full period of the covenants such that the restriction shall have the duration of twelve (12) months computed from the date the Executive ceased violation of the covenants, either by order of the court or otherwise.

(d)For all purposes of Sections 7, 8, 9, 10 and 11, the terms “Company” and “Partnership” shall be construed to include each of their respective parents, affiliates, subsidiaries, divisions and related companies and entities, and their respective predecessors, successors and assigns, now existing or hereafter created.

12.Arbitration.  All disputes, claims, or controversies arising out of or in connection with Executive’s employment and business relationship with the Company, the Partnership and each of their parents, affiliates, subsidiaries, divisions and related companies and entities, and their respective predecessors, successors and assigns, now existing or hereafter created, including, but not limited to, under this Agreement (except claims by Executive or the Company with respect to Sections 8, 9 and 10 herein, including for injunctive relief or declaratory judgment) and including but not limited to those concerning workplace discrimination and all other statutory claims, shall be finally settled by binding confidential arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect and this Section 12.  Any arbitration shall be held in Philadelphia, Pennsylvania.  The requirement to arbitrate does not apply to the filing of an employment related claim, dispute or controversy with a federal, state or local administrative agency, including the EEOC and the Securities and Exchange Commission.  However, Executive understands that by entering into this Agreement, Executive is waiving Executive’s right to have a court and a jury determine Executive’s rights, including under federal, state and local statutes prohibiting employment discrimination, harassment and retaliation, including sexual harassment and discrimination on the basis of age, sex, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law.  The decision of the arbitrator shall explain the basis for any award in reasonable detail and in writing.  Any award of the arbitrator shall be final and binding, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act.  The award, in the arbitrator’s discretion, may include reasonable attorney’s fees and costs.  Judgment on the award may be entered, confirmed and enforced in any court of competent jurisdiction.  There shall be no right or authority for any disputes, claims or controversies to be arbitrated on a class action or collective action basis or together with the claim of any other person.  The Parties acknowledge and agree that in connection with any such arbitration, the AAA filing fee, arbitrator’s costs and related AAA administrative expenses shall be borne by the Company.

13.Code Section 409A.

(a)The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  Severance benefits under the Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive under Section 409A or damages for failing to comply with Section 409A, provided that amounts are paid in accordance with the terms set forth herein.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless a “separation from service” within the meaning of Section 409A has occurred on or before the Termination Date.

(c)If the Executive is a Specified Employee, within the meaning of Section 409A, on the date of his “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), any amounts payable on account of such separation from service that constitute “deferred compensation” within the meaning of Section 409A shall be paid on the date that is six (6) months following such separation from service, or the date of Executive’s death, if earlier, but only to the extent necessary to avoid the imposition of additional taxes under Section 409A.

(d)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any such right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(f)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

14.Miscellaneous.

(a)Indemnification.  To the fullest extent permitted by law and subject to the provisions of the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time (“Operating Agreement”), including Section 9.3 of the Operating Agreement, the Company shall promptly indemnify Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees)) incurred or paid by the Executive in connection with any action, claim, proceeding, suit or investigation arising out of or relating to Executive’s employment under this Agreement or his services for the Company, the Partnership or their successors and assigns, or acting as a fiduciary of any employee benefit plans, programs or arrangements of such entities, including as a director, officer or employee of the Company and, in addition, the Executive shall be entitled to the advancement of expenses to the full extent provided in Section 9.3 of the Operating Agreement. The Company also agrees to maintain a directors’ and officers’ liability insurance policy(ies) covering the Executive during Executive’s employment under this Agreement, and for six years thereafter, on substantially the same terms and levels as then applying to other senior executive officers and/or members of the Board generally, so long as such coverage is permitted by the Company’s insurance carrier.

(b)Governing Law; Consent to Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law provisions.  Any action permitted to be brought by this Agreement, pursuant to and consistent with Section 11 of this Agreement, shall be brought in the state or federal courts in the Eastern District of Pennsylvania and each Party consents to such jurisdiction.

(c)Offset; No Mitigation.  Subject to Section 13(f) above, the Company’s obligation to pay the Executive the Severance Benefits hereunder shall be subject to set-off for outstanding debts owed to the Company, the Partnership or its affiliates.  The Executive shall not be required to mitigate the amount of any Severance Benefits provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any Severance Benefits provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of the Executive’s other employment or otherwise.

(d)Recitals.  The introductory paragraph and the recitals set forth above are incorporated herein by reference.

(e)Entire Agreement.  This Agreement and its Exhibits contains the entire understanding of the Parties and the Partnership with respect to the subject matter herein.  There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the Executive and the Company or the Partnership with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto.  Without limiting the foregoing, this Agreement supersedes and extinguishes all existing employment and similar or related agreements, understandings and promises between the Executive and the Company, the Partnership and their affiliates and/or related companies, divisions and entities.

(f)Survival.  The obligations contained in Section 6 through Section 14 and any other provision that by its terms is intended to survive the termination of this Agreement and the termination of Executive’s employment hereunder, shall survive and be fully enforceable after the termination of this Agreement and the termination of Executive’s employment with the Company for any reason and regardless of whether initiated by the Company or Executive.

(g)No Waiver.  The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(h)Severability.  If any provision or part or subpart of any provision in this Agreement or the application thereof is construed to be overbroad, then the court or arbitrator making such determination shall have the authority to narrow the provision or part or subpart of the provision as necessary to make it enforceable and the provision or part or subpart of the provision shall then be enforceable in its/their narrowed form.  Moreover, each provision or part or subpart of each provision in this Agreement is independent of and severable from each other.  In the event that any provision or part or subpart of any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction or arbitrator and cannot be modified to be enforceable, the affected provision or part or subpart of such provision shall be stricken from the Agreement, and the remaining provisions or parts or subparts of such provisions of the Agreement and its enforceability shall remain unaffected thereby

(i)Assignment.  This Agreement shall not be assignable by the Executive except to the extent provided in Section 14(o) below.  The Company may assign this Agreement only to a successor to all or substantially all of its or the Partnership’s business and assets and, in such instance, shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company or the Partnership, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.  Executive hereby consents and agrees to such assignment, including with respect to the covenants in Sections 8, 9, 10 and 11 of the Agreement and agrees to be bound by their terms.  Upon such assignment and assumption, the rights and obligations of the Company hereunder shall become the rights and obligations of such assignee.

(j)Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company’s permitted successors and assigns, the Partnership’s permitted successors and assigns and the Executive’s personal or legal representatives, executors, and administrators.

(k)Notice.  Any notice, consent, request, or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given under any one of the methods herein: (x) in the case of personal delivery, when actually received, (y) in the case of delivery by email or facsimile, on the date of such delivery (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (z) if mailed, three (3) days after mailing by prepaid registered or certified mail, return receipt requested, or one (1) business day after being sent by a nationally recognized express mail delivery service, with instructions for next-day delivery.  Such notice must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in ten (10) days’ advance notice given in accordance with this Section 14(k)):

If to the Company or the Partnership:

StoneMor GP LLC
3600 Horizon Boulevard
Suite 100
Trevose, PA  19053
Attn:  General Counsel
Facsimile #: 215-826-2852
e-mail:  aso@stonemor.com

If to the Executive:

The address of his principal residence as it appears in the Company’s records (as modified by Executive in accordance with this Section 14(k)), by facsimile or work e-mail as it appears in the Company’s records (while he is employed by the Company and has access to such email), or at his principal office at the Company (while he is employed by the Company and has access to such office), and a copy (which shall not constitute notice) to:

William Hartnett, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street

New York, NY 10005

(l)Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

(m)Headings.  The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(n)Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures delivered by facsimile shall be effective for such purposes.

(o)Beneficiaries/References.  The Executive shall be entitled, to the extent permitted by applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof to the Company.  In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiar(ies), heir(s), estate, executor(s) or other legal representative(s).

(p)Company Representation.  The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform the obligations set forth herein, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(q)Tax and Withholding Matters.  The Executive agrees that the Company and the Partnership, as applicable, may withhold from any amounts or benefits payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(r)Review.  Executive acknowledges that he has carefully read the foregoing Agreement, that he fully understands the meaning and intent of this document, that he has signed this Agreement voluntarily and knowingly, that he had a full opportunity to consult with his advisors prior to executing this Agreement, and that he intends to be legally bound by the promises contained in this Agreement.

[Signature Page Follows]

IN WITNESS HEREOF, intending to be legally bound, the Parties hereto have duly executed this Agreement as of the day and year first written above.

EXECUTIVE:

By:	/s/ Garry P. Herdler Garry P. Herdler

COMPANY:

StoneMor GP LLC

By:	/s/ Joseph M. Redling Joseph M. Redling President & Chief Executive Officer

EXHIBIT A

APPROVED OUTSIDE ACTIVITIES

1.	AFOW Charity: Executive serves as a Board member of a U.S. 501(c)(3) charity, the American Friends of Whistler (www.afow.org).
2.

Diversified Royalty Corporation (publicly listed on TSE: DIV): Executive is a Board member, Chair of the Investment Committee and a member of the Audit Committee of Diversified Royalty Corporation, or in lieu thereof, Executive may accept a position and serve on the board of directors of one company, provided it does not compete with the Business of the Company.

3.

Minor Consulting Projects to Wrap-Up:  Executive has previously accepted consulting projects with various privately-owned companies pursuant to which he has very limited ongoing responsibilities with one private equity-owned company.  Executive may continue to wind-down such projects for up to forty-five (45) days following the Effective Date.

A-1

EXHIBIT B

RESTRICTED UNIT AGREEMENT

See Attached

B-1

EXECUTIVE RESTRICTED UNIT AGREEMENT

UNDER THE

STONEMOR AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE PLAN

This Restricted Unit Agreement (the “Agreement”) is entered into as of ______, 2019 (the “Agreement Date”) by and between StoneMor GP LLC (together with its successors and assigns, the “Company”), the general partner of and acting on behalf of StoneMor Partners L.P., a Delaware limited partnership (together with its successors and assigns, the “Partnership”) and Garry P. Herdler, an executive of the Company (the “Participant”).

BACKGROUND:

In order to make certain awards to key employees, directors and consultants of the Company and its Affiliates, the Company maintains on behalf of the Partnership the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (the “Plan”).  The Plan is administered by a Committee (as defined in the Plan) of the Board of Directors (“Board”) of the Company.  The Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan and the Employment Agreement between the Participant and the Company dated April ___, 2019 (the “Employment Agreement”), an award (the “Award”) of Restricted Units (as defined in the Plan), conditioned on satisfying time vesting conditions set forth in this Agreement.  The Participant has determined to accept such Award.  Any initially capitalized terms and phrases used in this Agreement, but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

NOW, THEREFORE, the Company and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE 1

AWARD OF RESTRICTED UNITS

1.1

Grant of Units and Vesting.  The Participant is hereby granted the following Units under the Plan, conditioned on satisfying the applicable vesting conditions contained herein, which will permit the Participant receive the following number of Units of the Partnership:

Effective Date	April 15, 2019
Total Number of Units	275,000 Units

Units vest in sixteen equal quarterly installments over a four (4) year period, commencing on the three month anniversary of the Effective Date (as such term is defined in the Employment Agreement.

Notwithstanding the foregoing, in the event of a Change of Control, (as defined in the Plan), all Units shall become fully vested as of the date of such Change of Control.    For the avoidance of doubt, the parties specifically agree that there shall be no acceleration upon consummation of the transactions contemplated by the Merger and Reorganization Agreement by and among StoneMor Partners L.P., StoneMor GP Holdings LLC, StoneMor GP LLC and Hans

1

Merger Sub, LLC, dated as of September 27, 2018.

Certificates for Units shall be issued to the Participant upon the vesting of any Units, subject to the provisions of the Plan, including, but not limited to, Sections 6(d) and 8(f) of the Plan, and further subject to the Participant paying, or making suitable arrangements to pay, all applicable foreign, federal, state and local taxes, as more fully provided in Section 2.3 hereof, not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code.

1.2	Forfeiture. All unvested Units hereunder are subject to the forfeiture provisions of Section 1.4 hereof and to the clawback provision referenced in Section 2.2 hereof.
1.3

Unit Distribution Rights (“UDRs”).  The unvested Units shall be entitled to receive distributions made by the Partnership to holders of common units.  Any UDR payments will be made to the Participant on or promptly following the date on which the distributions are otherwise paid to the holders of common units; provided, however, in no event shall the distribution payment be made later than 30 days following the date on which the Partnership pays such distributions to the holders of common units generally.

1.4

Forfeiture of Unvested Units Upon Termination of Employment.  In the event of the termination of the employment of the Participant (whether voluntary or involuntary and regardless of the reason for the termination, or for no reason whatsoever) with the Company or its Affiliates, all Units which have not vested on the date of such termination shall be deemed to be automatically forfeited, unless the Participant’s employment is on that date transferred to the Company, the Partnership or one of their Affiliates.  If a Participant’s employment is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers employment to the Company, the Partnership or one of their remaining Affiliates.  Nothing contained herein shall be deemed to amend or otherwise modify any employment agreement between the Company and the Participant.

1.5

Nonalienation of Benefits.  Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the unvested Units under this Agreement, and the right to receive any payment hereunder shall not be subject to attainment, lien or other involuntary encumbrance.

ARTICLE 2

GENERAL PROVISIONS

2.1

No Right Of Continued Service.  The receipt of this Award does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the employment of the Company or any of its Affiliates.  Nothing in the Plan or in this Agreement shall affect any right which the Company or any of its Affiliates may have to terminate the employment of the Participant.

2.2

Clawback.  The Units and related UDRs are subject to clawback under any clawback policies which are adopted by the Committee, as amended from time to time, including, but not limited to, clawback listing requirements of the New York Stock Exchange

2

imposed by SEC rules adopted pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
2.3

Tax Withholding.  The Participant is responsible to pay to the Company, or make suitable arrangements to pay, all applicable foreign, federal, state and local tax withholding as a condition to receiving certificates for the vested Units and as a condition to receiving payment of UDRs, not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code.  In order to satisfy any such tax obligations with respect to Units that vest pursuant to any installment that vests on a date as of which the Partnership has not filed all required reports under Section 13 of the Exchange Act other than Form 8-K reports during the preceding 12 months, the Participant may authorize the Company to withhold Units having a Fair Market Value (as defined in the Plan) as of the date on which such tax withholding obligations are payable by the Participant equal to the amount of such obligations.

2.4

Administration.  Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto.  The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding and conclusive in the absence of clear and convincing evidence that such decision was made in bad faith.

2.5

Effect of Plan; Construction.  The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement.  In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which the Units are granted, the provisions of the Plan shall govern and prevail.  The Units and this Agreement are each subject in all respects to, and the Company and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without the Participant’s consent, of any rights earned or otherwise due to the Participant hereunder.

2.6	Amendment, Supplement or Waiver. This Agreement shall not be amended, supplemented, or waived in whole or in part, except by an instrument in writing executed by the parties to this Agreement.
2.7

Captions.  The captions at the beginning of each of the numbered Articles and Sections herein are for reference purposes only and will have no legal force or effect.  Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.8	Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL EXCLUSIVELY BE GOVERNED BY AND

3

DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).
2.9

Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, sent by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested.  Notices shall be deemed to have been duly given or made upon actual receipt by the party to which the notice is addressed.  Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a)	if to the Partnership or Company: StoneMor GP LLC

3600 Horizon Blvd.

Suite 100

Trevose, PA 19053, or its then current principal office

Attention: General Counsel

(b)	if to the Participant: to the address for the Participant as it appears on the Company’s records, with a copy (which shall not constitute notice) to:

William Hartnett, Esq., Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005

2.10

Severability.  If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.11

Entire Agreement; Counterparts; Construction.  This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement, and embodies the entire understanding of the parties with respect to the subject matter hereof.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original against any party whose signature appears thereon.  The rule of construction that ambiguities in a document are construed against the draftsperson shall not apply to this Agreement.

2.12

Binding Agreement.  The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the estate, heirs, beneficiaries and other representatives of the Participant.  The terms and conditions of this Agreement shall be binding upon the Company and the Partnership and their respective successors and assigns.

2.13

Arbitration.  Any dispute or disagreement with respect to any portion of this Agreement or its validity, construction, meaning, performance, or Participant’s rights hereunder shall be finally settled by binding confidential arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”)

4

then in effect and this Section 2.13. Any arbitration commenced by either party shall be held in Philadelphia, Pennsylvania.   The decision of the arbitrator shall explain the basis for any award in reasonable detail and in writing.  Any award of the arbitrator shall be final and binding, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act.  The award, in the arbitrator’s discretion, may include reasonable attorney’s fees and costs.  Judgment on the award may be entered, confirmed and enforced in any court of competent jurisdiction.  The Participant and the Company acknowledge and agree that in connection with any such arbitration, the AAA filing fee, arbitrator’s costs and related AAA administrative expenses shall be borne by the Company.  THE PARTICIPANT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL.

2.14

Signatures.  This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if signatures thereto and hereto were upon the same instrument.  Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for this purpose.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the Agreement Date.

STONEMOR PARTNERS L.P.

By:StoneMor GP LLC

By:_______________

Name:Austin K. So

Title:General Counsel, Chief Legal
Officer and Secretary

The Participant hereby acknowledges receipt of a copy of the foregoing Restricted Unit Agreement and the Plan, and having read them, hereby signifies the Participant’s understanding of, and the Participant’s agreement with, their terms and conditions. The Participant hereby accepts this Restricted Unit Agreement in full satisfaction of any previous written or verbal promises made to the participant by the Partnership or the Company or any of its other Affiliates with respect to this particular award under the Plan.

_______________(seal)

Garry Herdler______, 2019

5

EXHIBIT C

FORM OF LTIP

See Attached

C-1

KEY EMPLOYEE UNIT AGREEMENT UNDER THE

STONEMOR AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE PLAN

This Key Employee Unit Agreement (the “Agreement”) is entered into as of _________, 20___ (the “Agreement Date”) by and between StoneMor GP LLC (the “Company”), the general partner of and acting on behalf of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), and Garry Herdler (the “Participant”), a key employee of the Company of its Affiliates (as defined in the Plan).

BACKGROUND:

In order to make certain awards to key employees, directors and consultants of the Company and its Affiliates, the Company maintains on behalf of the Partnership the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (the “Plan”). The Plan is administered by a Committee (as defined in the Plan) of the Board of Directors (“Board”) of the Company. The Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of Phantom Units (as defined in the Plan), conditioned on satisfying time vesting (“Time Vested Units”) and performance vesting (“Performance Vested Units”) conditions set forth in this Agreement. The Participant has determined to accept such Award.  Any initially capitalized terms and phrases used in this Agreement, but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

NOW, THEREFORE, the Company, acting on behalf of the Partnership, and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE 1

AWARD OF UNITS

1.1 Grant of Phantom Units and Vesting. The Participant is hereby granted an aggregate of [______] Phantom Units under the Plan, consisting of [_______] Time Vested Units and [_____] Performance Vested Units, conditioned on satisfying the applicable vesting conditions set forth in this Agreement and on Exhibit A attached hereto, subject to Section 1.2 hereof.

Performance Vested Units shall vest on the date on which the Committee has determined the extent, if any, to which the respective performance conditions have been achieved or waived in writing by the Committee. The Committee will endeavor to establish performance conditions at the Threshold Condition level and the Target Condition level during the first ninety (90) days of each calendar year and shall advise the Participant in writing of such performance conditions. The failure by the Committee to comply with such time deadlines or to advise the Participant in writing of such performance conditions shall not result in the performance conditions being deemed satisfied for any calendar year. However, the performance conditions must be established by the Committee for each such calendar year on or before December 31 of such calendar year, in the absence of which the Performance Vested Units shall vest on December 31 of such calendar year at the Target Condition level.

Certificates for any Units issuable upon settlement of any Phantom Units granted hereunder shall be issued to the Participant upon the vesting of any Time Vested Units or Performance Vested Units, subject to the provisions of the Plan, including, but not limited to, Sections 6(d) and 8(f) of the Plan, and further subject to the Participant paying, or making suitable arrangements to pay, all applicable foreign, federal, state and local taxes, as more fully provided in Section 2.3 hereof, not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code.

1.2 Change of Control.  Notwithstanding the provisions of Section 1.1 hereof or

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Exhibit A hereto, effective simultaneously with the consummation of a Change of Control (as defined in the Plan including the last sentence thereof applicable to 409A Awards), any unvested Time Vested Units and Performance Vested Units shall vest in their entirety.

1.3Forfeiture. All unvested Time Vested Units and Performance Vested Units hereunder are subject to the forfeiture provisions of Section 1.7 hereof and to the clawback provision referenced in Section 2.2 hereof.

1.4 Disability. The term “disability”, as used herein, shall refer to a “disability” as defined in the Participant’s Employment Agreement or otherwise generally applicable to employees of the Partnership or the Company.

1.5 DER Account. The unvested Phantom Units (whether Time Vested Units or Performance Vested Units) shall not be entitled to receive distributions made by the Partnership to holders of common units. However, the Company shall maintain a DER Account each Participant which shall be credited with the distributions which would have been paid to the unvested Phantom Units had such Phantom Units been outstanding from and after the date of this Agreement. No interest shall accrue on the DER Account.

1.6Payment of DER Account.

(a)After any Phantom Units have vested, payments of the amount in the DER Account with respect to such vested Phantom Units shall commence as soon as administratively feasible (but not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code), as provided in this Section 1.6. The Company may, at its option, pay up to fifty percent (50%) of the amount in the DER account in the form of Units, rather than cash, such Units to be valued at the closing price on the last business day prior to the distribution of the Units, provided such Units can be immediately sold by the Participant.

(b)All payments pursuant to this Section 1.6 shall be conditioned on the Participant paying, or by making suitable arrangements to pay, all applicable foreign, federal, state and local tax withholdings as provided in Section 2.3 hereof not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code.

1.7 Forfeiture of Unvested Phantom Units Upon Termination of Employment. In the event of the termination of the employment of the Participant (whether voluntary or involuntary and regardless of the reason for the termination, or for no reason whatsoever) with the Company or its Affiliates, all Phantom Units which have not vested on the date of such termination shall be deemed to be automatically forfeited, unless the Participant’s employment is on that date transferred to the Company or another Affiliate. If a Participant’s employment is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers employment to the Company or its remaining Affiliates. Nothing contained herein shall be deemed to amend or otherwise modify any employment agreement between the Company and the Participant.

1.8 Nonalienation of Benefits. A Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the unvested Phantom Units or any payment of DERs under this Agreement, and the right to receive any payment hereunder shall not be subject to attachment, lien or other involuntary encumbrance.

ARTICLE 2

GENERAL PROVISIONS

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2.1 No Right of Continued Employment. The receipt of this Award does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the employment of the Company or any of its Affiliates. Nothing in the Plan or in this Agreement shall affect any right which the Company or any of its Affiliates may have to terminate the employment of the Participant.

2.2 Clawback. The Phantom Units and related DERs are subject to clawback under any clawback policies which are adopted by the Committee, as amended from time to time, including, but not limited to, clawback listing requirements of the New York Stock Exchange imposed by SEC rules adopted pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

2.3 Tax Withholding. The Participant is responsible to pay to the Company, or make suitable arrangements to pay, all applicable foreign, federal, state and local tax withholdings as a condition to receiving certificates for any Units issued upon the settlement of the vested Phantom Units and as a condition to receiving payment of DERs, not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code. The Company may, at its option, withhold a sufficient number of Units or cash to equal all income tax payments due from the Participant in connection with vested Phantom Units and receiving payment of DERs and shall, if it does so withhold, be responsible for paying such income tax payments on behalf of the Participant.

2.4 Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding and conclusive in the absence of clear and convincing evidence that such decision was made in bad faith.

2.5 Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which the Phantom Units are granted, the provisions of the Plan shall govern and prevail. The Phantom Units and this Agreement are each subject in all respects to, and the Company and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without the Participant’s consent, of any rights earned or otherwise due to the Participant hereunder.

2.6 Amendment, Supplement or Waiver. This Agreement shall not be amended, supplemented, or waived in whole or in part, except by an instrument in writing executed by the parties to this Agreement.

2.7 Captions. The captions at the beginning of each of the numbered Articles and Sections herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

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2.8 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

2.9 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, sent by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to the Company shall be deemed to have been duly given or made upon actual receipt by the Company. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to the Partnership or Company: StoneMor GP LLC, 3600 Horizon Blvd, Suite 100, Trevose, PA 19053, or its then current principal office, Attention: General Counsel

(b) if to the Participant: to the address for the Participant as it appears on the Company’s records.

2.10 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.11 Entire Agreement; Counterparts; Construction. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement, and embodies the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original against any party whose signature appears thereon. The rule of construction that ambiguities in a document are construed against the draftsperson shall not apply to this Agreement.

2.12 Binding Agreement. The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the estate, heirs, beneficiaries and other representatives of the Participant. The terms and conditions of this Agreement shall be binding upon the Company and the Partnership and their respective successors and assigns.

2.13 Arbitration. Any dispute or disagreement with respect to any portion of this Agreement or its validity, construction, meaning, performance, or Participant’s rights hereunder shall be finally settled by binding confidential arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect and this Section 2.13. Any arbitration commenced by either party shall be held in Philadelphia, Pennsylvania.  The decision of the arbitrator shall explain the basis for any award in reasonable detail and in writing.  Any award of the arbitrator shall be final and binding, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act.  The award, in the arbitrator’s discretion, may include reasonable attorney’s fees and costs.  Judgment on the award may be entered, confirmed and enforced in any court of competent jurisdiction.  The Participant and the Company acknowledge and agree than in connection with any such arbitration, the AAA filing fee, arbitrator’s costs and related AAA administration expenses shall be borne by the Company.  THE PARTICIPANT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL.

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[signature page follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

STONEMOR PARTNERS L.P.

By: StoneMor GP LLC

By:  ______________________

Name: Austin K. So

Title: General Counsel, Chief Legal Officer and Secretary

The Participant hereby acknowledges receipt of a copy of the foregoing Key Employee Unit Agreement and the Plan, and having read them, hereby signifies the Participant’s understanding of, and the Participant’s agreement with, their terms and conditions. The Participant hereby accepts this Key Employee Unit Agreement in full satisfaction of any previous written or verbal promises made to the participant by the Partnership or the Company or any of its other Affiliates with respect to awards under the Plan..

____________________________(seal)	(Date) ____________________
Garry P. Herdler

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EXHIBIT A

Time Vested Units vest as follows:*

________, 20__:[______] Phantom Units

________, 20__:[______] Phantom Units

________, 20__:[______] Phantom Units

_________________

*If any such date is not a business day, the applicable Phantom Units shall vest on the next business day.

Performance Vested Units vest as follows:

20__:If only “threshold” performance condition is achieved, [______] Phantom Units

If “target” performance condition is achieved, [______] Phantom Units

20__:If only “threshold” performance condition is achieved,  [______] Phantom Units

If “target” performance condition is achieved,  [______] Phantom Units

20__:If only “threshold” performance condition is achieved, [______] Phantom Units

If “target” performance condition is achieved, [______] Phantom Units

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EXHIBIT D

Form of Severance Agreement and General Release
and Waiver of Claims

See Attached

FORM SEVERANCE AGREEMENT

SUBJECT TO CHANGES BY STONEMOR TO COMPLY WITH APPLICABLE LAW

Severance Agreement and General Release and Waiver of Claims

This Agreement (“Agreement”) is made effective as of ___________, by and between StoneMor GP LLC (“the Company”), the general partner of StoneMor Partners L.P. (the “Partnership”), and Garry P. Herdler (“you”):

WHEREAS, you are currently employed as Senior Vice President and Chief Financial Officer of the Company pursuant to an Employment Agreement with an effective date of April __, 2019 (“Employment Agreement”), a copy of which is attached hereto as Exhibit “A.”

WHEREAS, pursuant to Section 6(d) of the Employment Agreement, you are eligible for severance benefits in the event that your employment is terminated by the Company without Cause and not for Death or Disability, or if you terminate your employment for Good Reason (as such terms are defined in the Employment Agreement), conditioned upon your timely execution, without proper revocation, of this Agreement and satisfaction of the other requirements set forth in Section 6(h) and subject to the provisions of Section 14(c) of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1.General Terms of Separation of Employment.  Your employment under the Employment Agreement terminated on the Termination Date, as such term is defined in the Employment Agreement. You will be paid your Base Salary through the Termination Date.

2.Severance Benefits.  If you sign this Agreement, agreeing to be bound by the  Release in Paragraph 3 below and the other terms and conditions of this Agreement described herein, the Company will provide you with the severance benefits set forth Section 6(d) of your Employment Agreement (the “Severance Benefits”), which Section 6(d) is hereby incorporated by reference, subject to the conditions set forth in the Employment Agreement, including but not limited to Section 6(h)(i) through (iii) of the Employment Agreement.

3.Release.

(a)In exchange for the Severance Benefits, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind, known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following: (i) any Claims having anything to do with your employment (including the cessation of your employment, whether initiated by you or the Company) with the Company and/or any of its parent, subsidiary, related and/or affiliated companies; (ii) any Claims for severance, benefits, bonuses, incentive compensation, equity awards and interests, commissions and/or other compensation or benefits of any kind; (iii) any Claims for reimbursement of expenses of any kind; (iv) any Claims for attorneys’ fees or costs;

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any Claims under the Employee Retirement Income Security Act (“ERISA”); (v) any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act and the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws; (vi) any Claims under the Family and Medical Leave Act; (vii) any Claims under the Pennsylvania constitution; (viii) any whistleblower or retaliation Claims; (ix) any Claims under your Employment Agreement; and/or (x) any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, violation of public policy, invasion of privacy, misrepresentation, emotional distress or pain and suffering.

(b)Releasees.  The term “Releasees” includes:  the Company, the Partnership, and any and all of their respective direct or indirect parent, subsidiary, related and/ or affiliated divisions, companies, and entities and each of their past and present employees, officers, directors, attorneys, owners, shareholders, members, managers, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

4.Non-Released Claims.  The Release in Paragraph 3 above does not apply to: any Claims for Accrued Obligations (as defined in the Employment Agreement); any Claims to require the Company to honor its commitments in this Agreement; any Claims as an equity holder in the common units of the Partnership (as your holdings in such common units are limited and/or restricted by the terms of the Employment Agreement or any exhibits thereto); any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement; any Claims that arise after you have signed this Agreement; any other Claims that cannot be waived by a private agreement; and any Claims for indemnification and advancement under the Employment Agreement and/or the Company’s operating agreement.  The Release is subject to and restricted by your Retained Rights in Paragraph 5.

5.Retained Rights.

(a)Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with:  (i) your obligation to testify truthfully in any forum; (ii) your right and/or obligation to contact, cooperate with, provide information to, file a charge with, or otherwise participate in any proceeding of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC); or (iii) your right to disclose any information or produce any documents as is required by law or legal process.  However, the Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf.

(b)Notwithstanding the foregoing, or any other provision of this Agreement, nothing in this Agreement is intended to prohibit you from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not

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limited to, the Department of Justice, the SEC, the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.  You are entitled to make reports and disclosures or otherwise take action under this paragraph without prior authorization from or subsequent notification to the Company.  Similarly, nothing set forth in this Agreement limits your right to receive a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or for information provided to the DOL or any other government agency, commission or entity.  Further, nothing set forth in this Agreement limits your immunity and disclosure rights in Section 8(e) of the Employment Agreement which is hereby incorporated by reference.

6.Adequacy of Consideration.  You acknowledge and agree that the Company’s Severance Benefits under Paragraph 2 above constitute adequate and sufficient consideration to support your Release above and fully compensate you for Claims you are releasing.

7.Duty to Notify.  In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential information which you created or acquired in the course of your employment, you must notify immediately the Company’s General Counsel, Chief Legal Officer and Secretary by calling (215) 826-2814 (or such other number as the Company may have provided by notice given to you in accordance with the Employment Agreement) and notifying him promptly in writing, via first class mail, at the following address:  StoneMor GP LLC, 3600 Horizon Blvd., Trevose, PA 19053, enclosing a copy of the request or demand as well as any and all non-privileged documents relating to the request or demand that you are able to locate promptly.  You shall wait at least ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order.  This obligation shall not apply in the event of requests or demands for confidential information from any government agency, commission or entity.

8.Non-Defamation.

(a)You agree that you will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about the Company, the Partnership and any and all of their respective direct or indirect parent, subsidiary, related and/or affiliated companies, divisions or entities (together, the “Company Group”) and their respective boards of directors/managers, executive officers, products and services.  This restriction is subject to and limited by your Retained Rights in Paragraph 5 and by the provisions in Section 8(d) of the Employment Agreement, which provisions shall apply equally to this Release.

(b)The Company’s and the Partnership’s respective board of directors/managers and executive officers will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about you.

(c)The restrictions in subparagraphs (a) and (b) of this Paragraph 8 are not intended to nor shall be interpreted to restrict or otherwise interfere with any person’s: (i) obligation and entitlement to testify truthfully in any forum; (ii) right and/or obligation to contact, cooperate with, provide information to, file a charge or other action with, or otherwise participate

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in any litigation and/or or other legal proceeding, including of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC), or (iii) right to disclose any information or produce any documents as is required by law or legal process.

9.Post-Employment Restrictions.  As a condition of your entitlement to receive the Severance Benefits, you remain subject to the conditions set forth in Section 6(h) of the Employment Agreement.

10.Cooperation Services.  You agree to reasonably cooperate with and provide assistance to the Company (for purposes of this Paragraph 10, including the Partnership and each of their respective affiliates, divisions and/or related entities), without any additional compensation, if called upon by authorized agents of the Company or the Company’s attorneys for the purposes of the transition of your responsibilities as well as with regard to any lawsuit, claim, action, investigation, inquiry, administrative action or review or otherwise, that is currently pending or that may be brought against the Company by any third party, or in connection with any internal investigation by the Company, in each case with respect to matters with which you were involved or had knowledge during your employment.  You agree to make yourself reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company to provide any and all non-privileged documents in your possession that relate to the proceedings, and to provide assistance in locating any and all relevant notes and/or documents as necessary.  Any cooperation shall be provided by you at reasonable times and locations, with as much advance notice as possible by the Company.  In any circumstance, to the extent you reasonably incur out-of-pocket expenses in connection with any such cooperation (including without limitation, for travel), the Company will fully reimburse you for those expenses upon presentation of appropriate receipts.

11.Interpretation of Agreement.  Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania and without the aid of any canon, custom or rule of law requiring construction against the draftsperson.  If any provision of this Agreement or application thereof is adjudicated to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

12.Entire Agreement.  This Agreement constitutes the entire agreement between the parties regarding the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied, with regard to the matters contained herein including concerning releases, post-employment cooperation, and defamation.  For the avoidance of doubt, the obligations contained in Section 6 through Section 14 of the Employment Agreement and any other provision that by its terms is intended to survive the termination of the Employment Agreement and the termination of Executive’s employment thereunder, shall survive and shall be fully enforceable after the termination of the Employment Agreement and the termination of Executive’s employment with the Company.  This Agreement may not be modified or amended other than by an agreement in writing signed by both parties.  This Agreement shall be binding upon and be for the benefit of the parties as well as your heirs and the Company’s and the Partnership’s successors and assigns.

13.Acknowledgment.  You acknowledge and agree that, subsequent to the cessation of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement.

14.Tax Matters.  For avoidance of doubt, the provisions of Section 13 of the Employment Agreement shall remain in full force and

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effect.

15.Representations.

(a)You agree and represent that: (i) you have read carefully the terms of this Agreement, including the General Release; (ii) you have had an opportunity to and have been encouraged to review this Agreement, including the  Release, with an attorney; (iii) you understand the meaning and effect of the terms of this Agreement, including the waiver of Claims as set forth in the Release (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); (iv) you were given a period of twenty-one (21) days [or forty-five (45) days if it is a group termination] to determine whether you wished to sign this Agreement and your decision to sign this Agreement and waive any and all Claims in Paragraph 3 above is of your own free and voluntary act without compulsion of any kind; (v) no promise or inducement not expressed in this Agreement has been made to you, (vi) you understand that you are waiving your Claims as set forth in Paragraph 3 above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); and (vii) you have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.

(b)The Company may exercise its right to amend this form of Agreement under Section 6(h)(i) of the Employment Agreement, but only if it provides the amended form to you on or before the seventh day following the Termination Date.  You may sign the Agreement that is presented to you by the Company (as so amended, if it has been amended) at any time after such seventh day.  For the avoidance of doubt, (1) you may not sign the Agreement until after such seventh day, (2) when you do sign the Agreement it must be as so amended by the Company, if it has been so amended, and (3) nothing in this Paragraph 15(b) shall alter, limit or otherwise affect the review periods set forth in Paragraph 15(a) of this Agreement.  If you sign this Agreement, you will retain the right to revoke it for seven (7) days.  If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement.  The Agreement shall not be effective until after the Revocation Period has expired without your having revoked it.  To revoke this Agreement, you must send a certified letter to the Company’s General Counsel, Chief Legal Officer and Secretary at the following address:  StoneMor Partners L.P., 3600 Horizon Blvd., Trevose, PA 19053.  The letter must be post‑marked within seven (7) days of your execution of this Agreement.  If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day.

(c)If the Company fails to execute this Agreement on or before the tenth (10) day after you execute it, or fails to truthfully represent that it has authority to bind the Partnership to the provisions of Paragraph 8(b) above, then Paragraph 8 of this Agreement shall be deemed null and void and the remainder of this Agreement shall remain in full force and effect, subject to its terms and conditions.

(d)Each paragraph or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other.  In the event that any paragraph or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts

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of such paragraphs of this Agreement shall remain in full, force and effect.

(e)This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if signatures thereto and hereto were upon the same instrument.  Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for this purpose.

IN WITNESS WHEREOF, the Company and you have executed this Agreement intending to be legally bound:

__________________________________	StoneMor GP LLC
Garry P. Herdler	By: ________________________________
Date:______________________________	Name: ______________________________
Title: _______________________________
Date: _______________________________

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